UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

PHILLIPS 66
(Name of Registrant as Specified In Its Charter)

Elliott Investment Management L.P.

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

THE LIVERPOOL LIMITED PARTNERSHIP

Elliott Investment Management GP LLC

Paul E. Singer

BRIAN S. COFFMAN

SIGMUND L. CORNELIUS

MICHAEL A. HEIM

STACY D. NIEUWOUDT

GREGORY J. GOFF

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Elliott Investment Management L.P., together with the other participants named herein (collectively, “Elliott”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders of Phillips 66, a Delaware corporation (the “Company”).

Item 1: On May 19, 2025, Elliott emailed the following message to subscribers of Streamline66.com.

Good morning,

As we head into the last days before a very important vote on the future of Phillips 66, we wanted to send you a note summarizing the critical facts that should be front of mind as you make your decision.

-	Change is clearly needed at Phillips 66 – Shareholders have experienced significant share price and operational underperformance. The status quo cannot continue.
o	ISS stated, “In summary, the dissident has assembled a strong slate, which has the experience and independence that PSX requires."
o	Glass Lewis wrote, “In our view, the more compelling case is offered by Elliott, in this case by a relatively decisive margin."

-	Elliott’s four director nominees are independent and highly qualified – The four individuals Elliott has put forward for shareholder consideration would collectively bring to Phillips 66’s 14-member board a collaborative approach and an open mind, but also a rigorous focus on shareholder value creation.
o	ISS noted that “"Coffman and Heim offer focused experience in refining and midstream operations, which makes them logical additions. Cornelius has a well-rounded perspective of the industry, which includes senior leadership positions and extensive board service.” ISS added that “…Nieuwoudt offers an important perspective through her experience as an industry investor and analyst. With her background and independence, she should be able to begin repairing PSX's credibility, which has been damaged through years of suboptimal communication with investors.”
o	Glass Lewis wrote, “Critically, we expect the identified Elliott nominees would challenge prevailing internal narratives which seem to belie, among other things, a disconcerting satisfaction with a less than laudatory operational arc, a staunch but otherwise questionable defense of an ineffective strategic tack and an increasingly dubious commitment to sound corporate governance.”

-	Phillips 66’s defense of its poor performance and corporate governance has been misleading – The proxy advisors, which carefully evaluated the arguments put forward by both Phillips 66 and Elliott in this campaign, were unusually direct in concluding that Phillips 66’s defense of its record and allegations about Elliott have been misleading.
o	ISS pointed to “serious concerns with the manner in which the board communicates important financial information to shareholders.”
o	Glass Lewis highlighted “fairly disconcerting corporate governance considerations, including a dubious commitment to good faith engagement.”

The key question for shareholders going into Wednesday’s vote is as follows: Do you want Phillips 66’s 14-member board to be led by the same directors who have allowed the company to underperform for years, who have failed to hold management accountable to its promises and have attempted to mislead shareholders?  Or do you want to begin the process of making Phillips 66 a more accountable and high-performing company by adding four new independent, highly qualified directors to this board who will bring fresh perspectives and an accountability-first mindset to the boardroom?

We think the answer is clear – as did the proxy advisors in recommending that shareholders vote for change in this election. We have attached a compilation of the most relevant quotes from their reports for you to review going into Wednesday’s vote, and we hope that we can earn your support as well.

As always, please reach out to our team if there is anything else we can provide that would be helpful to your process.

Item 2: Also on May 19, 2025, Elliott posted materials to social media, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.